EXABYTE CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES AA CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

          The undersigned, Tom W. Ward and Amy J. Perius, do hereby certify that:

          1. They are the President and Secretary, respectively, of EXABYTE CORPORATION, a Delaware corporation (the "Corporation").

          2. The Corporation is authorized to issue 30,000,000 shares of preferred stock, of which 17,651,759 shares are available for issuance as of the date of this Certificate of Designations.

          3. The following resolutions were duly adopted by the Board of Directors:

          WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 30,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

          WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 55,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

          Section 1. Designation, Amount and Ranking. The series of preferred stock shall be designated as its Series AA Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 55,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders") as provided in Section 3 below). Each share of Preferred Stock shall have a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 8 hereof.

          Section 2. Dividends.

                     (a) Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 5% per annum until the fourth anniversary of the Original Issue Date, 8% per annum from the fourth anniversary of the Original Issue Date until the fifth anniversary of the Original Issue Date, 10% per annum from the fifth anniversary of the Original Issue Date until the sixth anniversary of the Original Issue Date and 12% per annum thereafter, payable quarterly on March 1, June 1, September 1 and December 1, beginning with September 1, 2004 and on any Conversion Date or redemption date pursuant to the terms hereunder (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day)("Dividend Payment Date"). The form of dividend payments to each Holder shall be made in the following order: (i) if funds are legally and contractually available for the payment of dividends and the applicable Equity Conditions have not been met, in cash only; (ii) if funds are legally and contractually available for the payment of dividends and the applicable Equity Conditions have been met, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iii) if funds are not legally or contractually available for the payment of dividends and the applicable Equity Conditions have been met, in shares of Common Stock which shall be valued at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iv) if funds are not legally or contractually available for the payment of dividends and all applicable Equity Conditions other than clause (ii) of the definition of such term have been met, in shares of Common Stock which shall be valued at 80% (90% in the case of the September 1, 2004 dividend payment) of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (v) if funds are not legally or contractually available for the payment of dividends and the applicable Equity Conditions have been waived by such Holder, as to such Holder only, in shares of Common Stock which shall be valued at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; and (vi) if funds are not legally or contractually available for the payment of dividends and the applicable Equity Conditions have not been met or waived, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 5. On the Closing Date the Corporation shall have notified the Holders whether or not it may lawfully pay cash dividends. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to lawfully pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the Corporation must provide the Holder with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in Common Stock. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within three Trading Days following a Dividend Payment Date shall entail a late fee, which must be paid in cash, at the rate of 12% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment).

                     (b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities so long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

                     (c) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of each Holder.

          Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of each of the Holders holding at least 1,000 shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

          Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

          Section 5. Conversion.

                     (a)            (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii)) determined by dividing the Stated Value of such share of Preferred Stock by the Set Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error.

                                         (ii) Beneficial Ownership Limitation. If, on the signature page to the Purchase Agreement, the Holder has elected that its shares of Preferred Stock be subject to this Section 5(a)(ii), which election shall be irrevocable by such Holder, then the Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of 4.99% (9.99% in the case of a Forced Conversion pursuant to Section 5(a)(iv) only) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Preferred Stock beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(a)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 5(a)(ii) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 5(a)(ii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

                                         (iii) Intentionally Omitted.

                                         (iv) Forced Conversion. Notwithstanding anything herein to the contrary, if after the Effective Date the VWAP for each of any 20 consecutive Trading Days ("Threshold Period"), which 20 consecutive Trading Day period shall have commenced only after the Effective Date, exceeds $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date) for the period beginning on the Original Issue Date and ending on the 4 year anniversary of the Original Issue Date and $3.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date) for the period beginning on the 4 year anniversary of the Original Issue Date until there are no longer any shares of Preferred Stock outstanding, the Corporation may, within 3 Trading Days after any such Threshold Period, deliver a notice to all Holders (a "Forced Conversion Notice" and the date such notice is received or deemed received by the Holders, the "Forced Conversion Notice Date") to cause the Holders to immediately convert all or part of the then outstanding shares of Preferred Stock pursuant to Section 5 and the Holders shall surrender (if all Preferred Stock is converted) their respective shares of Preferred Stock to the Corporation for conversion within 5 Trading Days of the Forced Conversion Notice Date. The Corporation may only effect a Forced Conversion Notice if and to the extent all of the Equity Conditions have been met during the Threshold Period through the date which is 5 Trading Days after the Forced Conversion Notice Date. Any Forced Conversion Notices covering less than all outstanding shares of Preferred Stock shall be applied ratably to all of the Holders. Notwithstanding anything herein to the contrary, if as to any Holder, the number of shares of Preferred Stock subject to a Forced Conversion Notice is limited by virtue of Section 5(a)(ii) under this Certificate of Designation ("Unconverted Preferred Stock"), such Unconverted Preferred Stock shall be automatically converted on each 75th day anniversary of the Forced Conversion Notice Date to the extent permitted pursuant to Section 5(a)(ii) and subject to the satisfaction of the Equity Conditions on such date until all of such Holder's Preferred Stock is converted, notwithstanding the market price of such stock on such anniversary dates; provided, however, such Holder shall use best efforts to reduce its beneficial ownership of the Common Stock to the extent that on the next 75th day anniversary date such Holder shall be able to convert all of its Unconverted Preferred Stock.

                     (b)            (i) Not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, if available, deliver any certificate or certificates required to be delivered by the Corporation under this Section 5 or Section 2 electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and the Corporation shall be deemed to have satisfied its delivery obligations if shares are made available through such clearing agent on or prior to the Share Delivery Date in the case of a conversion or within three Trading Days following the applicable Dividend Payment Date in the case of a dividend paid in shares of Common Stock. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion..

                                         (ii) The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(c) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each share of Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day after 3 Trading Days and increasing to $40 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Notwithstanding anything herein to the contrary, in the event a Holder is entitled to collect liquidated damages hereunder and liquidated damages pursuant to Section 4.1(d) of the Purchase Agreement and/or Section 5(b)(iii) below, the Holder shall be limited to collect, at its option, of such remedies, only one such remedy on any given occasion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

                                         (iii) If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was required to purchase to complete such sale multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed (including brokerage commissions, if any). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof. Notwithstanding anything to the contrary herein, in the event a Holder is entitled to collect damages under this clause (iii) and liquidated damages pursuant to Section 4.1(d) of the Purchase Agreement and/or Section 5(b)(ii) above, the Holder shall be limited to collect, at its option, of such remedies, only one such remedy on any given occasion.

                     (c)            (i) The conversion price for each share of Preferred Stock shall equal $1.00 (the "Set Price"), subject to adjustment below.

                                           (ii) Stock Splits, etc. In case the Corporation shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares or issue additional shares of Common Stock for no consideration as a stock dividend, (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iii) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Conversion Shares receivable upon conversion of the Preferred Stock immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Conversion Shares or other securities of the Corporation which it would have owned or have been entitled to receive had such share of Preferred Stock been converted in advance thereof. Upon each such adjustment of the kind and number of Conversion Shares or other securities of the Corporation which are receivable hereunder, the Holder shall thereafter be entitled to receive the number of Conversion Shares or other securities resulting from such adjustment at a Set Price obtained by multiplying the Set Price in effect immediately prior to such adjustment by the number of Conversion Shares receivable upon conversion of one share of Preferred Stock pursuant hereto immediately prior to such adjustment and dividing such product by the number of Conversion Shares or other securities of the Corporation that are receivable upon conversion of one share of Preferred Stock pursuant hereto immediately after such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                                         (iii) Subsequent Financings. If and whenever the Corporation, at any time while the Preferred Stock is outstanding, issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of Common Stock for an effective consideration per share of less than the Set Price then in effect (such lower price, the "Base Share Price") other than pursuant to an Exempt Issuance or a transaction described in clause (ii) above or clause (iv) below (each such issuance a "Dilutive Issuance"), then, (A) from the Initial Issuance Date until the 18 month anniversary of the Effective Date, the Set Price shall be reduced to a price equal to the Base Share Price and (B) after the 18 month anniversary of the Effective Date, the Set Price shall be reduced, and only reduced, by multiplying the Set Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received or receivable by the Corporation in connection with such Dilutive Issuance would purchase at the then effective Set Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Such adjustment shall be made upon the issuance of any shares of Common Stock or any securities of the Corporation or its subsidiaries which would entitle the holder thereof to receive at any time Common Stock, including without limitation, any convertible debt or preferred stock, or other instrument that is at any time convertible into or exchangeable for Common Stock, but excluding Options as defined below ("Common Stock Equivalents").

                                         (iv) Offerings of Other Property to Common Stock Holders. If the Corporation, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 5(c)(iii)), then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                                         (v) For purposes of determining the adjusted Set Price under this Section 5(c), the following will be applicable:

                                                   (A) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Common Stock Equivalents (such warrants, rights and options to purchase Common Stock or Common Stock Equivalents are hereinafter referred to as "Options") and the effective price per share for which Common Stock is issuable upon the exercise of such Options is less than the then effective Set Price ("Below Base Price Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Base Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such effective price per share and the maximum consideration payable to the Corporation upon such exercise (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will be deemed to have been received by the Corporation. For purposes of the preceding sentence, the "effective price per share for which Common Stock is issuable upon the exercise of such Below Base Price Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Base Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Base Price Options, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Base Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Set Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Base Price Options or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Base Price Options.

                                                   (B) Issuance of Common Stock Equivalents. If the Corporation in any manner issues or sells any Common Stock Equivalents, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than the then effective Set Price, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents will, as of the date of the issuance of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by the Corporation for such effective price per share and the maximum consideration payable to the Corporation upon such exercise (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will be deemed to have been received by the Corporation. For the purposes of the preceding sentence, the "effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents. No further adjustment to the Set Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Common Stock Equivalents.

                                                   (C) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Common Stock Equivalents; or (iii) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Set Price in effect at the time of such change will be readjusted, upon 10 Trading Days' prior notice to the Holders, to the Set Price which would have been in effect at such time had such Options or Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. To the extent any Options or Common Stock Equivalents expire without exercise in full, the Set Price shall be recomputed to reflect only the number of shares actually issued upon the exercise or conversion of the Options and Common Stock Equivalents and the Set Price in effect at the time of such change will be readjusted to the Set Price which would have been in effect at such time had only such Options or Common Stock Equivalents so converted or exercised been initially granted, issued or sold; provided, however, any such adjustment shall only be effective upon 10 Trading Days' prior notice to the Holders.

                                                   (D) Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor for purposes of this provision will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the fair market value (closing price, if traded on any Trading Market) thereof as of the date of receipt. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalents, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by the Corporation's Board of Directors or, in the case of an issuance of more than 1,000,000 shares, by an investment banker or other appropriate expert selected by the Corporation and reasonably acceptable to each Holder holding at least 1,000 shares of Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

                                                   (E) Exceptions to Adjustment of Set Price. Notwithstanding the foregoing, no adjustment will be made under this Section 5(c) in respect of an Exempt Issuance.

                                         (vi) Minimum Adjustment of Set Price. No adjustment of the Set Price shall be made in an amount of less than $0.01, subject to adjustment for reverse and forward stock splits and the like, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than $0.01, subject to adjustment for reverse and forward stock splits and the like. For purposes of this Section 5(c), the number of shares of Common Stock deemed to be "issued and outstanding" as of a given time shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding at such time plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock at such time.

          Section 6. Reserved.

          Section 7. Redemption Upon Triggering Events.

                     (a) Upon the occurrence of a Triggering Event applicable to a Holder, such Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder so long as at the time of such exercise the event or condition underlying such Triggering Event remains in effect and has not been remedied or cured (for example, by effectiveness of the Registration Statement or delivery of certificates), to require the Corporation to, (i) with respect to the Triggering Events set forth in Sections 7(b)(iii), (iv), (vi), (vii), (viii) (as to voluntary filings only) and (x)), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; or, (ii) with respect to the Triggering Events set forth in Sections 7(b)(i), (ii), (v), (v), (viii)(as to involuntary filings only), (ix) and (xi), at the option of the Corporation, either (A) convert all of the shares of Preferred Stock then held by such Holder into a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 80% (except that, if the shares issued hereunder are registered for resale by the Holder, 90%) of the average of the 10 VWAPs immediately prior to the date of election hereunder or (B) increase the dividend on all of the outstanding Preferred Stock held by such Holder to equal 12% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, if the Corporation elects clauses (i) or (ii)(A) above, shall be due and payable or issuable, as the case may be, within 5 Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). If the Corporation fails to pay the Triggering Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate of 12% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount plus all accrued but unpaid dividends and all accrued but unpaid liquidated damages in cash.

                     (b) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                               (i) the failure of a Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 240th day after the Original Issue Date;

                               (ii) if, during the Effectiveness Period, the effectiveness of the Conversion Shares Registration Statement lapses for any reason for more than an aggregate of 90 calendar days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 90 calendar days (which need not be consecutive days) during any 12 month period;

                               (iii) as to a Holder, the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 10th Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

                               (iv) as to a Holder, the Corporation shall fail for any reason to pay in full the amount of cash due to such Holder pursuant to a Buy-In within 10 days after notice therefor is delivered hereunder or shall fail to pay all amounts owed to such Holder on account of an Event (as defined in the Registration Rights Agreement) within five days of the date due;

                               (v) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

                               (vi) As to a Holder, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, in any case that materially and adversely affects a Holder, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given;

                               (vii) the Corporation shall redeem more than a de minimis number of Junior Securities;

                               (viii) there shall have occurred a Bankruptcy Event;

                               (ix) the Common Stock shall fail to be listed or quoted for trading on any Trading Market for more than 25 consecutive Trading Days;

                               (x) the failure of the Corporation to submit an application to list the Common Stock on an alternative Trading Market within 10 Trading Days of the occurrence of a Triggering Event pursuant to clause (x) of this Section 7(b) or the failure of the Corporation to use commercially reasonable efforts to obtain such listing after the application is filed with an alternative Trading Market; or

                               (xi) the Corporation shall be a party to any Change of Control Transaction that is not also a New Corporation Fundamental Transaction.

          Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                    "Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

                    "Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) other than Meritage Private Equity Fund, L.P. and its affiliates of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors with members who are not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

                    "Closing" means closing of the purchase and sale of the Preferred Stock.

                    "Commission" means the Securities and Exchange Commission.

                    "Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                    "Conversion Date" shall have the meaning set forth in Section 5(a)(i).

                    "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

                    "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

                    "Dividend Payment Date" shall have the meaning set forth in Section 2(a).

                    "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

                    "Equity Conditions" Unless waived by a Holder as to a particular event (which waiver shall apply only to such Holder), as of such event date, the following conditions have been met: (i) with respect to Section 5(a)(iv) only, the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring prior to such date, (ii) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to the Holders and all of the Conversion Shares as are issuable to the Holders upon conversion in full of the Preferred Stock (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or each Holder may sell, without volume restrictions pursuant to Rule 144(k) of the Commission all of the Conversion Shares issued to the Holder and all of the Conversion Shares as are issuable to the Holder upon conversion in full of the Preferred Stock of such Holder, (iii) the Common Stock is listed for trading on the Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Trading Market will continue uninterrupted for the foreseeable future), (iv) with respect to Section 5(a)(iv) only, all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Conversion Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares as are issuable to the Holder upon conversion in full of the Preferred Stock; (vi) with respect to Section 5(a)(iv) only, no Triggering Event has occurred and is continuing (it being understood that a Triggering Event shall not be deemed to continue if the event or condition underlying such Triggering Event has been remedied or cured as of the date of determination); (vii) with respect to Section 5(a)(iv) only, all of the Conversion Shares issuable to the Holder upon conversion in full of the Preferred Stock will not violate the limitations set forth in Section 5(a)(ii); (viii) with respect to Section 2 only, the payment of dividends in Common Stock shall not result in the Holder violating the limitations set forth in Section 5(a)(ii); and (ix) with respect to Section 5(a)(iv) only, no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction has occurred that has not been consummated.

                    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                    "Exempt Issuance" the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose or otherwise issued in connection with employment, (b) securities upon the exercise of or conversion of any Preferred Stock, any warrants issued to the original holders of the Preferred Stock or any convertible securities, options or warrants issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of shares of Common Stock issuable pursuant to such securities (but if the number is increased, the anti-dilution provisions of Section 5 will only apply to the incremental number of shares resulting from such amendment), (c) securities issued pursuant to equipment financing, leasing arrangements, commercial bank financings, corporate partnering arrangements, strategic transactions (including joint ventures), acquisitions, mergers or technology transfer or development arrangements, provided any such issuance shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) as a dividend or distribution on, or reclassification of, other outstanding shares for which an adjustment to the Set Price is made pursuant to Section 5(c)(ii), (e) shares of Common Stock or options to consultants or suppliers, provided the number of shares of Common Stock or shares underlying options does not exceed, in the aggregate, 0.5 % of the outstanding Common Stock in any 12 month period.

"Fundamental Transaction" means the occurrence after the Original Issue Date of (a) any merger or consolidation of the Corporation with or into another Person in which the stockholders of the Corporation immediately prior to such transaction hold securities of the surviving entity representing less than a majority of the surviving entity's combined voting power, (b) any sale of all or substantially all of the Corporation's assets in one or a series of related transactions, or (c) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

                    "Holder" shall have the meaning given such term in Section 1 hereof.

                    "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are (a) outstanding on the Original Issue Date and (b) which are explicitly senior in rights or liquidation preference to the Preferred Stock.

                    "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                    "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                    "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                    "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                    "Securities Act" means the Securities Act of 1933, as amended.

                    "Set Price" shall have the meaning set forth in Section 5(c)(i).

                    "Trading Day" shall mean any day during which the Trading Market shall be open for business.

                    "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board.

                    "Transaction Documents" shall mean the Purchase Agreement and all agreements entered into in connection therewith, including the Registration Rights Agreement and the Warrants.

                    "Triggering Event" shall have the meaning set forth in Section 7(b).

                    "Triggering Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Set Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock

                    "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Shares then outstanding.

          Section 9. Fundamental Transactions. If a Fundamental Transaction occurs, then upon any subsequent conversion of shares of Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Preferred Stock following such Fundamental Transaction. Notwithstanding anything herein to the contrary, in the event the Fundamental Transaction shall result in a successor to the Corporation or the Corporation shall not be the surviving entity immediately following the Fundamental Transaction (a "New Corporation Fundamental Transaction"), the Corporation shall, at the closing of the New Corporation Fundamental Transaction, upon 30 days' written notice to the Holder prior to such closing, either (a) redeem the Preferred Stock at a redemption price equal to 120% of the Stated Value plus all accrued but unpaid dividends and any other amounts outstanding in cash, (b) provided the surviving corporation in the New Corporation Fundamental Transaction is registered pursuant to Section 12 (b) or 12(g) of the Exchange Act and its shares are listed for trading, and primarily trade on, the New York Stock Exchange, Nasdaq National Market, Nasdaq SmallCap Market or the American Stock Exchange as of and following the closing of the New Corporation Fundamental Transaction, redeem the Preferred Stock at a redemption price equal to 120% of the Stated Value plus all accrued but unpaid dividends and any other amounts outstanding in shares of common stock of the surviving corporation valued in the same manner as is applicable to all holders of Common Stock, or (c) cause the surviving corporation to issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration; provided, however, the Holder shall have the right to convert its shares of Preferred Stock into Common Stock at any time prior to the closing of such New Corporation Fundamental Transaction. In the event the Corporation elects clause (c) above, the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9 and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a New Corporation Fundamental Transaction.

          Section 10. Miscellaneous.

                     (a) If (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction or Change of Control Transaction, or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Fundamental Transaction or Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Fundamental Transaction or Change of Control Transaction. Holders are entitled to convert the Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

                     (b) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

                     (c) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If any fraction of a Conversion Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the VWAP immediately prior to the applicable conversion multiplied by such fraction.

                     (d) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

                     (e) To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue and prior to the Share Delivery Date. The Corporation may require that any certificate representing Preferred Stock shall state that the certificate may represent fewer shares than the number shown on the face of the certificate because of partial conversions of the shares originally represented thereby, in which event the Holder shall cause a list to be attached to the certificate showing the number of shares of Preferred Stock originally represented by such certificate that have been converted but that have not been reflected by a reduction in the number of shares shown on the face of the certificate. Following the conversion of a number of shares of Preferred Stock that is less than the total number of shares of Preferred Stock represented by a certificate, the Corporation may submit to the Holder thereof a replacement certificate representing the remaining shares of unconverted Preferred Stock, and in such event the Holder shall accept such replacement certificate and shall promptly surrender the original certificate to the Corporation for cancellation. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

                     (f) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to Exabyte Corporation, 2108 55th Street, Boulder, Colorado 80301 Fax Number: (303) 442-_____ or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, which address shall initially be the address of such Holder set forth on the signature pages of the Purchase Agreement, or such other address as the Corporation or a Holder may designate by ten days advance written notice to the other parties hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a business day (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section on a day other than a business day or later than 6:30 p.m. (New York City time) on any business day and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of service, or (v) upon actual receipt by the party to whom such notice is required to be given.

                    (g) For purposes hereof, a share of Preferred Stock is outstanding until such date as the Holder shall have received the Conversion Shares issuable to it in accordance with this Certificate of Designations.

          RESOLVED, FURTHER, that the Chairman, the president or any vice-president, nd the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 3rd day of May 2004.

/s/ Carroll A. Wallace                                                            /s/ Amy J. Perius
Name: Carroll A. Wallace                                                   Name: Amy J. Perius
Title: Chief Financial Officer                                                Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the "Common Stock"), of Exabyte Corporation, a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

-----------------------------------------

Number of shares of Preferred Stock owned prior to Conversion

-----------------------------------------

Number of shares of Preferred Stock to be Converted

-----------------------------------------

Stated Value of shares of Preferred Stock to be Converted

-----------------------------------------

Number of shares of Common Stock to be Issued

-----------------------------------------

Applicable Set Price

-----------------------------------------

Number of shares of Preferred Stock subsequent to Conversion

-----------------------------------------

[HOLDER]

By:_______________________
Name:
Title:

3